OMB APPROVAL

OMB Number:	3235-0059
Expires:	February 28, 2006
Estimated average burden hours per response	12.75

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Dell Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

SEC 1913 (11-01)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

NOTICE OF ANNUAL MEETING
AND
PROXY STATEMENT
2005

May 31, 2005
Dear Fellow Stockholders:
On behalf of the Board of Directors, it is my pleasure to invite you to Dell’s 2005 Annual Meeting of Stockholders. The meeting will be held on Friday, July 15, 2005, at 8:00 a.m. Central Time, in Ballroom D on the 4th Floor of the Austin Convention Center, 500 E. Cesar Chavez, Austin, Texas 78701. For your convenience, we are also offering a Webcast of the meeting. If you choose to view the Webcast, go to www.dell.com/investor shortly before the meeting time and follow the instructions provided. If you miss the meeting, you can view a replay of the Webcast on that site until August 15, 2005.
You will find information regarding the matters to be voted on in the attached Notice of Annual Meeting of Stockholders and Proxy Statement. A copy of our Annual Report on Form 10-K and a copy of the brochure entitled “Dell Fiscal 2005 in Review” are enclosed with these materials. We also offer you the opportunity to receive future stockholder communications electronically. By signing up for electronic delivery, you can receive stockholder communications faster and can help us reduce our printing and mailing costs. For more information, see “Electronic Delivery of Stockholder Communications” on page ii inside.
This meeting is for Dell stockholders. If you attend the meeting in person, you will need the enclosed admission ticket and proper photo identification for entry into the meeting. If you have received your materials electronically, you may request a ticket from www.proxyvote.com. You may also receive a ticket at the door by presenting proper photo identification and an account statement showing your ownership of Dell stock.
Whether or not you plan to attend the meeting in person, please submit your vote using one of the voting methods described in the attached materials. Submitting your vote by any of these methods will not affect your right to attend the meeting and vote in person should you so choose.
If you have any questions concerning the meeting, please contact Dell’s Investor Relations Department at 512-728-7800 or Dell Investor Relations@dell.com. For questions regarding your stock ownership, you may contact our transfer agent, American Stock Transfer & Trust Company, at 800-937-5449 or www.amstock.com.

Sincerely,

Michael S. Dell
Chairman of the Board

DELL INC.
One Dell Way
Round Rock, Texas 78682

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date	Friday, July 15, 2005

Time	8:00 a.m., Central Time

Place	Austin Convention Center — Ballroom D, 4th Floor 500 E. Cesar Chavez Austin, Texas 78701

Webcast	www.dell.com/investor

Proposals	Proposal 1 — Election of Directors

Proposal 2 — Ratification of Independent Auditor

Stockholder Proposal 1 — Majority Voting for Directors

Stockholder Proposal 2 — Expensing Stock Options

Record Date	May 20, 2005

Voting Methods	Internet — Go to www.proxyvote.com Telephone — Use the toll-free number shown on the proxy card Written ballot — Complete and return a proxy card In person — Attend and vote at the meeting
Stockholders will also transact any other business properly brought before the meeting. At this time, the Board of Directors knows of no other proposals or matters to be presented.
The Proxy Statement is accompanied by a copy of the Annual Report on Form 10-K and a copy of the brochure entitled “Dell Fiscal 2005 in Review.”

On behalf of the Board of Directors:

Lawrence P. Tu, Secretary
May 31, 2005
www.dell.com/investor

Electronic Delivery of Stockholder Communications

Our Proxy Statement, Annual Report on Form 10-K and “Dell Fiscal 2005 in Review” brochure are available electronically. As an alternative to receiving printed copies of these materials in future years, you may elect to receive and access them electronically. By signing up for electronic delivery, you can receive stockholder communications as soon as they are available without waiting for them to arrive in the mail. You can also reduce the number of bulky documents in your personal files, eliminate duplicate mailings, conserve natural resources and help us reduce our printing and mailing costs.
To sign up for electronic delivery, please vote via the Internet at www.proxyvote.com and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years. If you have any questions about electronic delivery, please contact Dell’s Investor Relations Department at 512-728-7800 or Dell Investor Relations@dell.com. For additional information, please visit www.dell.com/investor.

Webcast of Annual Meeting

We are pleased to offer a Webcast of our 2005 annual meeting, and viewers, like attendees, will have the ability to ask questions online during the question and answer session. If you choose to view the Webcast, go to www.dell.com/investor shortly before the meeting time and follow the instructions provided. If you miss the meeting, you can view a replay of the Webcast on that site until August 15, 2005.
Please note that you will not be able to vote your shares via the Webcast. If you plan to view the Webcast, please submit your vote using one of the methods described in the accompanying materials prior to the meeting.
www.dell.com/investor

ii

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by Dell Inc., on behalf of the Board of Directors, for the 2005 Annual Meeting of Stockholders. This Proxy Statement and the related proxy form are being distributed on or about June 8, 2005.
You can vote your shares using one of the following methods:

•	Vote through the Internet at www.proxyvote.com using the instructions on the proxy card
•	Vote by telephone using the toll-free number shown on the proxy card
•	Complete and return a written proxy card
•	Attend and vote at the meeting
Internet and telephone voting are available 24 hours a day, and if you use one of those methods, you do not need to return a proxy card. Unless you are planning to vote at the meeting, your vote must be received by 11:59 p.m., Eastern Time, on July 14, 2005.
Even if you submit your vote by one of the first three methods mentioned above, you may still vote at the meeting if you are a record holder of your shares or hold a legal proxy from the record holder. See “Additional Information — Voting by Street Name Holders.” Your vote at the meeting will constitute a revocation of your earlier voting instructions.
Stockholders are being asked to consider four proposals at the meeting. The following is a summary of the proposals and the voting recommendations of the Board of Directors:

SUMMARY OF PROPOSALS

Board
Proposal	Recommendation

1 – Election of Directors	FOR
2 – Ratification of Independent Auditor	FOR
Stockholder Proposal 1 – Majority Voting for Directors	AGAINST
Stockholder Proposal 2 – Expensing Stock Options	AGAINST

The details of each proposal are set forth below.
www.dell.com/investor

Proposal 1 — Election of Directors

The first proposal to be voted on at the meeting is the election of directors. The directors elected at this meeting will serve until next year’s annual meeting. The Board of Directors currently consists of ten director positions, and the Board’s nominees for those positions are:

• Donald J. Carty
• Michael S. Dell
• William H. Gray, III
• Judy C. Lewent
• Thomas W. Luce, III
• Klaus S. Luft
• Alex J. Mandl
• Michael A. Miles
• Samuel A. Nunn, Jr.
• Kevin B. Rollins
Each of these nominees is currently serving as a Dell director. Biographical information about each of these nominees is included under “Director Information” below.
The Board of Directors recommends a vote “FOR” all nominees.
If a nominee becomes unable or unwilling to accept nomination or election, the Board will either select a substitute nominee or reduce the size of the Board. If you have submitted a proxy and a substitute nominee is selected, your shares will be voted for the election of the substitute nominee.
President George W. Bush has nominated Mr. Luce to be Assistant Secretary of Education (Planning, Evaluation and Policy Development). Mr. Luce intends to continue to serve on the Dell Board until his nomination is confirmed by the U.S. Senate. Subject to that limited exception, the Board has no reason to believe that any other nominee would be unable or unwilling to serve if elected.
In accordance with Dell’s Bylaws, directors are elected by a plurality of the votes of shares represented and entitled to be voted at the meeting. That means the nominees will be elected if they receive more affirmative votes than any other nominees.
www.dell.com/investor

Director Information

Set forth below is biographical and other information, as of May 20, 2005, about the persons who will make up the Board following the meeting, assuming election of the nominees named above.

Donald J. Carty Age: 58 Director since December 1992 Board committees: Audit (Chair)	Mr. Carty is the former Chairman of the Board and Chief Executive Officer of AMR Corporation, positions he held from 1998 until April 2003. From 1998 to 2002, Mr. Carty also held the position of President of AMR Corporation. From 1995 to 1998, he was President AMR Airline Group/ AA for American Airlines, Inc., a subsidiary of AMR Corporation. Mr. Carty held other executive level positions with American Airlines, Inc. or its subsidiaries from 1978 to 1995. Mr. Carty is also a director of Sears Holdings Corporation, CHC Helicopter Corporation, Hawaiian Holdings, Inc., SolutionsInc. Ltd. and PlacerDome, Inc.

Michael S. Dell Age: 40 Director since May 1984 No Board committees	Mr. Dell currently serves as Chairman of the Board of Directors of Dell. He has held this role since he founded the company in 1984. Mr. Dell also served as Chief Executive Officer of Dell from 1984 until July 2004. He sits on the Foundation Board of the World Economic Forum, serves on the executive committee of the International Business Council and is a member of the U.S. Business Council. He also serves on the U.S. President’s Council of Advisors on Science and Technology and sits on the governing board of the Indian School of Business in Hyderabad, India.
www.dell.com/investor

William H. Gray, III Age: 63 Director since November 2000 Board committees: Audit, Governance and Nominating	Beginning June 2005, Mr. Gray will be the Head of Public Policy and Business Diversity of Buchanan Ingersoll PC. He is the former President and Chief Executive Officer of The College Fund/ UNCF, positions he held from September 1991 to June 2004. In June 2005, Mr. Gray will become Pastor Emeritus of the Bright Hope Baptist Church in Philadelphia, after having served as Senior Minister since 1972. From 1979 to 1991, Mr. Gray served as a United States Congressman from Pennsylvania. During his tenure, he was Chairman of the House Budget Committee, a member of the Appropriations Committee, Chairman of the House Democratic Caucus and Majority Whip. Mr. Gray is also a director of J.P. Morgan Chase & Co., Prudential Financial Inc., Visteon Corporation and Pfizer Corporation.

Judy C. Lewent Age: 56 Director since May 2001 Board committees: Finance, Compensation	Ms. Lewent is Executive Vice President, Chief Financial Officer and President, Human Health Asia of Merck & Co., Inc. She has served as Chief Financial Officer of Merck since 1990 and has also held various other financial and management positions since joining Merck in 1980. Ms. Lewent is a director of Motorola, Inc. Ms. Lewent is also a trustee and the chairperson of the audit committee of the Rockefeller Family Trust, a life member of the Massachusetts Institute of Technology Corporation, a director of the National Bureau of Economic Research, a member of the Penn Medicine Board and a member of the American Academy of Arts and Sciences.

Thomas W. Luce, III Age: 64 Director since November 1991 Board committees: Audit, Finance	Mr. Luce is a partner with Luce & Williams, Ltd., a business advisory firm. He was formerly Of Counsel with the law firm Hughes & Luce, L.L.P., Dallas, Texas, having retired in December 2003 after having co-founded the firm in 1973. From October 1991 through April 1992, Mr. Luce was Chairman of the Board and Chief Executive Officer of First Southwest Company, a Dallas-based investment firm that is a member of the National Association of Securities Dealers, Inc.
www.dell.com/investor

Klaus S. Luft Age: 63 Director since March 1995 Board committees: Compensation	Mr. Luft is the founder and Chairman of the Supervisory Board of Artedona AG, a privately held mail order e-commerce company established in 1999, headquartered in Munich, Germany. He is also owner and President of Munich-based MATCH — Market Access for Technology Services GmbH. Since August 1990, Mr. Luft has served and continues to serve as Vice Chairman and International Advisor to Goldman Sachs Europe Limited. From March 1986 to November 1989, he was Chief Executive Officer of Nixdorf Computer AG, where he served for more than 17 years in a variety of executive positions in marketing, manufacturing and finance. Mr. Luft is the donator and Chairman of the Klaus Luft Foundation, which focuses on supporting young students’ university education and the arts. He is also the Honorary Consul of the Republic of Estonia in the State of Bavaria.

Alex J. Mandl Age: 61 Director since November 1997 Board committees: Finance (Chair)	Mr. Mandl has been President and Chief Executive Officer and a member of the Board of Directors of Gemplus International S.A. since August 2002. He has served as Principal of ASM Investments, a company focusing on early stage funding in the technology sector since April 2001. From 1996 to March 2001, Mr. Mandl was Chairman and CEO of Teligent, Inc., which offered business customers an alternative to the Bell Companies for local, long distance and data communication services. With the collapse of the new local competitive telecom (CLEC) industry and the closing of capital markets for this sector, on May 21, 2001 Teligent filed for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code. Mr. Mandl was AT&T’s President and Chief Operating Officer from 1994 to 1996, and its Executive Vice President and Chief Financial Officer from 1991 to 1993. From 1988 to 1991, Mr. Mandl was Chairman of the Board and Chief Executive Officer of Sea-Land Services Inc. Mr. Mandl is a board member of Haas School of Business at the University of California at Berkeley, Willamette Univer-
www.dell.com/investor

sity and the American Enterprise Institute for Public Policy Research.

Michael A. Miles Age: 65 Director since February 1995 Board committees: Compensation (Chair), Governance and Nominating	Mr. Miles is a special limited partner and a member of the Advisory Board of the investment firm Forstmann Little and Co. He is the former Chairman of the Board and Chief Executive Officer of Philip Morris Companies Inc., having served in those positions from September 1991 to July 1994. Prior to September 1991, Mr. Miles was Vice Chairman and a member of the board of directors of Philip Morris Companies Inc. Mr. Miles is also a director of Time Warner Inc., AMR Corporation, Morgan Stanley, Citadel Broadcasting Corporation and Sears Holdings Corporation Mr. Miles is also a trustee of Northwestern University.

Samuel A. Nunn, Jr. (Presiding Director) Age: 66 Director since December 1999 Board committees: Audit, Governance and Nominating (Chair)	Mr. Nunn is co-Chairman and Chief Executive Officer of the Nuclear Threat Initiative (NTI), a charitable organization working to reduce the global threats from nuclear, biological and chemical weapons. He was a Senior Partner at the law firm of King & Spalding, Atlanta, Georgia, from 1997 until December 2003. From 1972 through 1996, he served as a United States Senator from Georgia. During his tenure as Senator, he served as Chairman of the Senate Armed Services Committee and the Permanent Subcommittee on Investigations. He also served on the Intelligence and Small Business Committees. Mr. Nunn serves as a director of the following publicly-held companies: ChevronTexaco Corporation, The Coca-Cola Company, General Electric Company, Internet Security Systems, Inc. and Scientific-Atlanta, Inc.

Kevin B. Rollins Age: 52 Director since July 2004 No Board committees	Mr. Rollins is President and Chief Executive Officer of Dell. He joined Dell in April 1996 as Senior Vice President, Corporate Strategy, was named Senior Vice President, General Manager — Americas in May 1996, and was named Vice Chairman in 1997. In 2001, Mr. Rollins’ title was changed from Vice Chairman to President and Chief Operating Officer, and he was named Chief Executive Officer in July 2004. For 12 years

www.dell.com/investor

prior to joining Dell, Mr. Rollins was employed by Bain & Company, an international strategy consulting firm, most recently serving as a director and partner. Mr. Rollins is a member of the President’s Leadership Council and the Marriott School National Advisory Council at Brigham Young University, where he founded and continues to sponsor the Rollins Center for E-Commerce. In April 2003, Mr. Rollins was appointed by President George W. Bush to serve on the Advisory Committee for Trade Policy and Negotiation, offering counsel to the U.S. Trade Representative on matters of policy affecting national interests, and is a member of the Computer Systems Policy Project and the U.S. Business Council. Mr. Rollins is also a member of the board of directors of Catalyst Inc., a leading non-profit organization dedicated to the advancement of women in the workplace.

Corporate Governance

Corporate Governance Principles — The Board of Directors believes that adherence to sound corporate governance policies and practices is important in ensuring that Dell is governed and managed with the highest standards of responsibility, ethics and integrity and in the best interests of its stockholders. The Board maintains a set of Corporate Governance Principles, which provide an effective corporate governance framework for Dell and are intended to reflect a set of core values that provide the foundation for Dell’s governance and management systems and its interactions with others. A copy of those principles can be found on Dell’s website at www.dell.com/corporategovernance.
Director Independence — The Board believes that the interests of the stockholders are best served by having a substantial number of objective, independent representatives on the Board. For this purpose, a director will be considered to be “independent” only if the Board affirmatively determines that the director does not have any direct or indirect material relationship with Dell that may impair, or appear to impair, the director’s ability to make independent judgments.
www.dell.com/investor

The Board has recently evaluated all relationships between each director and Dell and has made the following determinations with respect to each director’s independence:

DIRECTOR INDEPENDENCE

Director	Status[a]

Mr. Carty	Independent
Mr. Dell	Not independent [b]
Mr. Gray	Independent
Ms. Lewent	Independent
Mr. Luce	Independent[c]
Mr. Luft	Independent
Mr. Mandl	Independent
Mr. Miles	Independent
Mr. Nunn	Independent
Mr. Rollins	Not independent [d]

a –	Unless otherwise noted, the Board’s determination that a director is independent was made on the basis of the standards set forth in the Corporate Governance Principles.

b –	Mr. Dell is the Chairman of the Board and an executive officer of Dell and, therefore, is not independent in accordance with the standards set forth in the Corporate Governance Principles.

c –	During 2004, Mr. Luce served as a director of, but was not compensated by, AP Strategies, Inc., a not-for-profit organization dedicated to increasing successful participation in advanced placement curriculum classes by minority and underserved children. During 2004, The Michael and Susan Dell Foundation contributed $325,000 to AP Strategies, Inc., which amount constituted approximately 3% of the organization’s charitable receipts for 2004. The Board has concluded that the contribution is not material and does not otherwise impair, or appear to impair, Mr. Luce’s ability to make independent judgments and, therefore, does not prevent Mr. Luce from being considered an “independent” director.

d –	Mr. Rollins is Dell’s President and Chief Executive Officer and, therefore, is not independent in accordance with the standards set forth in the Corporate Governance Principles.
The Board will continue to monitor the standards for director independence established under applicable law or Nasdaq listing requirements and will ensure that Dell’s Corporate Governance Principles continue to be consistent with those standards.
Dell purchases services, supplies and equipment in the normal course of business from many suppliers and sells or leases products and services to many customers. In some instances, these transactions occur with companies with which members of the Board of Directors have relationships as directors or executive officers. For fiscal 2005, none of these transactions was significant or reportable, either individually or collectively.
www.dell.com/investor

Committees — The Board maintains the following committees to assist it in discharging its oversight responsibilities:

•	Audit Committee — The Audit Committee assists the Board in fulfilling its responsibility to provide oversight with respect to Dell’s financial statements and reports and other disclosures provided to stockholders, the system of internal controls, the audit process and legal and ethical compliance. Its primary duties include reviewing the scope and adequacy of Dell’s internal and financial controls; reviewing the scope and results of the audit plans of Dell’s independent and internal auditors; reviewing the objectivity, effectiveness and resources of the internal audit function; appraising Dell’s financial reporting activities and the accounting standards and principles followed; and reviewing and approving ethics and compliance policies. The Audit Committee also selects, engages, compensates and oversees Dell’s independent auditor and pre-approves all services to be performed by that firm.

The Audit Committee is comprised entirely of directors who satisfy the standards of independence established under Dell’s Corporate Governance Principles, as well as additional or supplemental independence standards applicable to audit committee members established under applicable law and Nasdaq listing requirements. The Board has determined that each Audit Committee member meets the Nasdaq “financial literacy” requirement and that Mr. Carty, the current Chair of the Audit Committee, is a “financial expert” within the meaning of the current rules of the Securities and Exchange Commission.

•	Compensation Committee — The Compensation Committee reviews and approves, on behalf of the Board, the amounts and types of compensation to be paid to Dell’s executive officers and the non-employee directors; reviews and approves, on behalf of the Board, all bonus and equity compensation to be paid to other Dell employees; and administers Dell’s stock-based compensation plans. The Compensation Committee is comprised entirely of directors who satisfy the standards of independence established in Dell’s Corporate Governance Principles, as well as additional or supplemental independence standards applicable to compensation committee members established under applicable law and Nasdaq listing requirements.

•	Governance and Nominating Committee — The Governance and Nominating Committee oversees all matters of corporate governance for Dell, including formulating and recommending to the full Board governance policies and processes and monitoring and safeguarding the independence of the Board, and selects, evaluates and recommends to the full Board qualified candidates for election or appointment to the Board. This committee also recommends the structure and membership of the Board committees and administers an annual self-evaluation of Board performance. This committee is also responsible for monitoring, on behalf of the Board, Dell’s sustainability and corporate responsibility activities and initiatives. The Governance and Nominating Committee is comprised entirely of directors who satisfy the standards of independence established in Dell’s Corporate Governance Principles, as well as additional or supplemental independence standards applicable to
www.dell.com/investor

nominating committee members established under applicable law and Nasdaq listing requirements.

For information regarding the Governance and Nominating Committee’s policies and processes for identifying, evaluating and selecting director candidates, including candidates recommended by stockholders, see “Additional Information — Director Nomination Process” below.

•	Finance Committee — The Finance Committee oversees all areas of corporate finance for Dell, including capital structure, equity and debt financings, capital expenditures, cash management, banking activities and relationships, investments, foreign exchange activities and share repurchase activities.
Each committee is governed by a written charter approved by the full Board. These charters form an integral part of the Corporate Governance Principles, and a copy of each charter can be found with those principles on Dell’s website at www.dell.com/corporategovernance.
Meetings and Attendance — During fiscal 2005, the full Board held five meetings, the Audit Committee met ten times, the Compensation Committee met five times, the Governance and Nominating Committee met four times and the Finance Committee met four times. All current directors attended at least 75% of the meetings of the full Board and the meetings of the committees on which they served.
It is Dell’s policy that each director is expected to attend the annual meeting of stockholders, and that policy has been incorporated into the Corporate Governance Principles. All ten directors attended last year’s stockholders meeting.
Communicating with Directors — Dell stockholders may send communications to the Board of Directors as a whole, the independent directors as a group, any Board committee, the Presiding Director or any other individual member of the Board. Any stockholder who wishes to send such a communication may obtain the appropriate contact information at www.dell.com/boardofdirectors. The Board has implemented procedures for processing stockholder communications, and a description of those procedures can also be found at www.dell.com/boardofdirectors.

Director Compensation

Mr. Dell and Mr. Rollins are the only directors who are also Dell employees, and they do not receive any additional compensation for serving on the Board of Directors.
Annual Retainer Fee — Each non-employee director receives an annual retainer fee, which was $60,000 during fiscal 2005. The director can receive that amount in cash, can defer all or a portion of it into a deferred compensation plan or, at the discretion of the Compensation Committee, can receive fair market value stock options or restricted stock in lieu of cash. Amounts deferred into the deferred compensation plan are payable in a lump sum or in installments beginning upon termination of service as a director. The number of options or shares of restricted stock received in lieu of the annual retainer fee (or the method of computing the number) and the
www.dell.com/investor

terms and conditions of those awards are determined from time to time by the Compensation Committee.
Option or Stock Awards — The non-employee directors are also eligible for stock option and restricted stock awards. The number of options or shares awarded, as well as the other terms and conditions of the awards (such as vesting and exercisability schedules and termination provisions) are generally within the discretion of the Compensation Committee, except that (1) no non-employee director may receive awards (not including awards in lieu of annual cash retainer) covering more than 50,000 shares of stock in any year (other than the year the director joins the Board, when the limit is two times the normal annual limit), (2) no more than 20% of the awards granted to a non-employee director during a year (not including awards in lieu of annual cash retainer) may consist of restricted stock, (3) the exercise price of any option cannot be less than the fair market value of the stock on the date of grant and (4) no option can become exercisable, and no share of restricted stock can become transferable, earlier than six months from the date of grant. In addition, like all options granted under Dell’s 2002 Long-Term Incentive Plan, no option granted to non-employee directors can be “repriced” if the effect would be to reduce the exercise price per share.
Other Benefits — Dell reimburses directors for the reasonable expenses associated with attending Board meetings and provides them with liability insurance coverage for their activities as directors of Dell.
Under Dell’s Certificate of Incorporation and Bylaws, the directors are entitled to indemnification from Dell to the fullest extent permitted by Delaware corporate law. Dell has entered into indemnification agreements with each of the non-employee directors. Those agreements do not increase the extent or scope of the indemnification provided, but were entered into to establish processes and procedures for indemnification claims.
Compensation During Fiscal 2005 — The following table describes the compensation paid to the non-employee directors for the last fiscal year.

	Cash	Restricted	Options
Name	Payments	Stock[a]	Granted[b]

Mr. Carty[c]	$0	3,559	7,492
Mr. Gray[c]	30,000	2,716	7,492
Ms. Lewent[c]	0	3,559	7,492
Mr. Luce[c]	0	3,559	7,492
Mr. Luft[c]	0	3,559	7,492
Mr. Mandl[c]	0	3,559	7,492
Mr. Miles	60,000	1,873	7,492
Mr. Nunn[d]	0	1,873	12,549

a –	Effective July 16, 2004, each non-employee director received 1,873 shares of restricted stock. The restrictions lapse ratably over five years (20% per year), so long as the director remains a member of the Board. All unvested restricted stock is forfeited when the director ceases to be a member of the Board for any reason other than death or permanent disability. All unvested restricted stock vests immediately upon death or permanent disability.
www.dell.com/investor

b –	Effective July 16, 2004, each non-employee director received options to purchase 7,492 shares of common stock with an exercise price of $35.595 per share. The options vest and become exercisable ratably over five years (20% per year), so long as the director remains a member of the Board. All unvested options terminate when the director ceases to be a member of the Board for any reason other than death or permanent disability. If the director ceases to be a member of the Board because of death or permanent disability, all unvested options vest immediately and all options terminate one year after the director ceases to be a member of the board. If the director resigns at the request or demand of the Board, or is otherwise removed from the Board, all vested options terminate immediately. If the director resigns for any other reason, all vested options terminate 90 days after such resignation. In any event, the options terminate ten years from the date of grant unless otherwise terminated as described above. The options are transferable to family members under specified conditions.

c –	Elected to receive restricted stock in lieu of some or all of the annual retainer. The number of shares of restricted stock granted was determined by dividing the foregone retainer amount by the fair market value of the common stock on the date of grant ($35.595). The restrictions lapsed on January 15, 2005, six months after the date of grant.

d –	Elected to receive options in lieu of the annual retainer. The number of options granted was determined by dividing 300% of the foregone retainer amount by the exercise price, which was set at the fair market value of the common stock on the date of grant ($35.595). The options are fully vested, but they become exercisable ratably over five years (20% per year). The options terminate on the tenth anniversary of the date of grant. These options are also transferable to family members under specified conditions.

Proposal 2 — Ratification of Independent Auditor

The Audit Committee has selected PricewaterhouseCoopers LLP as Dell’s independent auditor for fiscal 2006, and the Board is asking stockholders to ratify that selection. Although current law, rules and regulations, as well as the Charter of the Audit Committee, require Dell’s independent auditor to be engaged, retained and supervised by the Audit Committee, the Board considers the selection of independent auditor to be an important matter of stockholder concern and considers a proposal for stockholders to ratify such selection to be an important opportunity for stockholders to provide direct feedback to the Board on an important issue of corporate governance.
The Board of Directors recommends a vote “FOR” the ratification of PricewaterhouseCoopers LLP as Dell’s independent auditor for fiscal 2006.
Approval of this proposal requires the affirmative vote of a majority of the shares of common stock represented at the meeting and entitled to vote.
PricewaterhouseCoopers LLP is a registered public accounting firm and has been Dell’s independent auditor since 1986. In addition to retaining PricewaterhouseCoopers LLP to audit Dell’s financial statements, Dell engages the firm from time to time to perform other services. The following table sets forth the
www.dell.com/investor

aggregate fees paid to PricewaterhouseCoopers LLP in connection with services rendered during the last two fiscal years (in millions).

Fee Type	Fiscal 2005	Fiscal 2004

Audit Fees[a]	$8.4	$3.9
Audit Related Fees[b]	0.8	1.2
Tax Fees[c]	1.7	1.9

Total	$10.9	$7.0

a –	This category includes fees paid for professional services rendered in connection with the audit of the annual financial statements, for the audit of internal controls under Section 404 of the Sarbanes-Oxley Act, for the review of the quarterly financial statements and for the statutory audits of international subsidiaries.

b –	This category includes fees paid for professional services rendered in connection with assurance and other activities not explicitly related to the audit of Dell’s financial statements, including the audits of Dell’s employee benefit plans, contract compliance reviews and accounting research.

c –	This category includes fees paid for domestic and international income tax compliance and tax audit assistance, corporate-wide tax planning and executive tax consulting and return preparation.
The Audit Committee considered whether the provision of the non-audit services described in note (c) above was compatible with maintaining the independence of PricewaterhouseCoopers LLP, and determined that the provision of such services was compatible with maintaining independence.
All fiscal 2005 and 2004 fees were pre-approved by the Audit Committee. The Audit Committee has adopted a policy requiring pre-approval by the committee of all services (audit and non-audit) to be provided to Dell by its independent auditor. In accordance with that policy, the Audit Committee has given its approval for the provision of audit services by PricewaterhouseCoopers LLP for fiscal 2006 and has also given its approval for up to a year in advance for the provision by PricewaterhouseCoopers LLP of particular categories or types of audit-related, tax and permitted non-audit services, in each case subject to a specific budget. In cases where the Audit Committee’s pre-approval is not covered by one of those approvals, a designated member of the Audit Committee has the delegated authority to pre-approve the provision of services, and such pre-approvals are then communicated to the full Audit Committee.
Representatives of PricewaterhouseCoopers LLP will be present at the meeting to respond to appropriate questions, and they will have an opportunity to make a statement if they desire to do so.

Stockholder Proposal 1 — Majority Voting for Directors

The United Brotherhood of Carpenters Pension Fund (the “UBC Pension Fund”), which beneficially owns 41,100 shares of Dell common stock, has requested that a proposal regarding majority voting for directors be presented for stockholder vote at the annual meeting. The proposal, along with the UBC Pension Fund’s supporting
www.dell.com/investor

statement, is included verbatim below. The UBC Pension Fund’s request was submitted by Douglas J. McCarron, Fund Chairman of the UBC Pension Fund, 101 Constitution Avenue, N.W., Washington, D.C. 20001.
For the reasons set forth following the proposal and supporting statement, management of Dell disagrees with the UBC Pension Fund’s proposal and supporting statement.
The Board of Directors recommends a vote “AGAINST” the UBC Pension Fund’s proposal.
Approval of the UBC Pension Fund’s proposal requires the affirmative vote of a majority of the shares of common stock represented at the meeting and entitled to vote.

UBC Pension Fund’s Proposal and Supporting Statement

Shareholder Resolution
RESOLVED: That the shareholders of Dell Inc. (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders.
Supporting Statement
Our Company is incorporated in Delaware. Among other issues, Delaware corporate law addresses the issue of the level of voting support necessary for a specific action, such as the election of corporate directors. Delaware law provides that a company’s certificate of incorporation or bylaws may specify the number of votes that shall be necessary for the transaction of any business, including the election of directors. (DGCL, Title 8, Chapter 1, Subchapter VII, Section 216). Further, the law provides that if the level of voting support necessary for a specific action is not specified in the certificate of incorporation or bylaws of the corporation, directors “shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.”
Our Company presently uses the plurality vote standard for the election of directors. We feel that it is appropriate and timely for the Board to initiate a change in the Company’s director election vote standard. Specifically, this shareholder proposal urges that the Board of Directors initiate a change to the director election vote standard to provide that in director elections a majority vote standard will be used in lieu of the Company’s current plurality vote standard. Specifically, the new standard should provide that nominees for the board of directors must receive a majority of the vote cast in order to be elected or re-elected to the Board.
Under the Company’s current plurality vote standard, a director nominee in a director election can be elected or re-elected with as little as a single affirmative vote, even while a substantial majority of the votes cast are “withheld” from that
www.dell.com/investor

director nominee. So even if 99.99% of the shares “withhold” authority to vote for a candidate or all the candidates, a 0.01% “for” vote results in the candidate’s election or re-election to the board. The proposed majority vote standard would require that a director receive a majority of the vote cast in order to be elected to the Board.
It is our contention that the proposed majority vote standard for corporate board elections is a fair standard that will strengthen the Company’s governance and the Board. Our proposal is not intended to limit the judgment of the Board in crafting the requested governance change. For instance, the Board should address the status of incumbent directors who fail to receive a majority vote when standing for re-election under a majority vote standard or whether a plurality director election standard is appropriate in contested elections.
We urge your support of this important director election reform.

Dell’s Statement in Opposition

Dell believes that adherence to sound corporate governance policies and practices is important in ensuring that Dell is governed and managed with the highest standards of responsibility, ethics and integrity and in the best interests of its stockholders. Dell currently elects its directors by a plurality standard, meaning that the nominees who receive the most affirmative votes are elected to the board. This method of voting, which is permissible under Delaware corporate law and is the predominant method currently in use among U.S. public companies, has served Dell well for many years. In fact, in no instance can it be found that plurality voting prevented Dell stockholders from either electing the directors they wanted to elect or otherwise expressing their dissatisfaction with any particular director or the board as a whole.
For the following reasons, Dell believes it would not be in the best interests of Dell stockholders to change the method by which directors are elected at this time:

•	This proposal is unnecessary to the achievement of sound corporate governance at Dell.

No director elected in Dell’s 17-year history as a public company has received less than 93% favorable votes. Consequently, this proposal would have had no effect whatsoever on any Dell board election to date. Even without this proposal, Dell stockholders have been highly successful in electing responsible, objective directors who consistently protect the best interests of the stockholders.

•	Dell maintains a rigorous director nomination and election process that gives due regard to stockholder nominees.

The Board of Directors maintains a Governance and Nominating Committee that is comprised entirely of independent directors. As described under “Additional Information — Director Nomination Process” below, the Governance and Nominating Committee maintains and applies a robust set of criteria in selecting candidates for election to the board and considers candidates
www.dell.com/investor

recommended by stockholders in the same manner as other candidates. Consequently, adoption of the UBC Pension Fund’s proposal is not necessary in order to compel or encourage the board to consider stockholder interests and desires.

•	Given the current state of applicable corporate law and practice, majority voting for directors may have unintended negative consequences.

Plurality voting is the accepted standard for the election of directors of U.S. public companies, is the default method of electing directors under Delaware corporate law and offers advantages over majority director voting. Delaware law provides that a director is elected to serve until his or her successor is elected and qualified. In the case of majority voting, if an incumbent director fails to receive a majority vote, or if no candidate in a contested election receives a majority vote, the incumbent would remain in office until removed by stockholders or until a successor was elected even if the opposing candidate received more favorable votes than the incumbent. Plurality voting, on the other hand, dictates that whoever received the most favorable votes would win the election. Furthermore, plurality voting gives stockholders the opportunity to express their dissatisfaction with some element of corporate governance (by voting “withhold” on one or more directors) without disrupting the elective process.

Dell believes that adoption of the UBC Pension Fund’s proposal would be inappropriate at this time, particularly in light of the fact that the proposal does not address the legal and practical issues of changing long-standing, successful voting procedures. Dell does not believe that stockholders should be asked to approve a proposal without understanding the full ramifications of its adoption.

A majority voting standard is currently being considered and evaluated by governmental authorities, scholars, corporations and investors in an effort to determine whether adoption of the standard for U.S. public companies is a worthy and workable goal. The Board of Directors of Dell is monitoring, and will continue to monitor, these discussions and will take appropriate action to maintain its commitment to the highest standards of corporate governance.
For these reasons, the Board of Directors strongly urges Dell stockholders to vote against the UBC Pension Fund’s proposal to require majority voting for the election of directors.

Stockholder Proposal 2 — Expensing Stock Options

The Laborers’ International Union of North America Staff Pension Fund (the “LIU Pension Fund”), which beneficially owns 11,300 shares of Dell common stock, has requested that a proposal regarding the expensing of stock options be presented for stockholder vote at the annual meeting. The proposal, along with the LIU Pension Fund’s supporting statement, is included verbatim below. The LIU Pension Fund’s request was submitted on behalf of the LIU Pension Fund by Terence M.
www.dell.com/investor

O’Sullivan, General President of the Laborers’ International Union of North America, 905 16th Street, NW, Washington, D.C. 20006-1765.
For the reasons set forth following the proposal and supporting statement, management of Dell disagrees with the LIU Pension Fund’s proposal and supporting statement.
The Board of Directors recommends a vote “AGAINST” the LIU Pension Fund’s proposal.
Approval of the LIU Pension Fund’s proposal requires the affirmative vote of a majority of the shares of common stock represented at the meeting and entitled to vote.

The LIU Pension Fund’s Proposal and Supporting Statement

Shareholder Resolution
RESOLVED: That the shareholders of Dell Inc. (“Company”) hereby request that the Company’s Board of Directors establish a policy of expensing in the Company’s annual income statement the cost of all future stock options issued by the Company.
Supporting Statement
Current accounting rules give companies the choice of reporting stock option expenses annually in the company income statement or as a footnote in the annual report. (Financial Accounting Standards Board Statement 123) Many companies, including ours, report the cost of stock options as a footnote in the annual report, rather than include the option costs in determining operating income. We believe that expensing stock options would more accurately reflect a company’s operational earnings.
Stock options are an important component of our Company’s executive compensation program. We believe that the lack of option expensing can promote excessive use of options in a company’s compensation plans, obscure and understate the cost of executive compensation and promote the pursuit of corporate strategies designed to promote short-term stock price rather than long-term corporate value.
“The failure to expense stock option grants has introduced a significant distortion in reporting earnings,” stated Federal Reserve Board Chairman Greenspan. “Reporting stock options as expenses is a sensible and positive step toward a clearer and more precise accounting of a company’s worth.” Globe and Mail, “Expensing Options is a Bandwagon Worth Joining,” Aug. 16, 2002.
Warren Buffett wrote in a New York Times Op-Ed piece on July 24, 2002:

There is a crisis of confidence today about corporate earnings reports and the credibility of chief executives. And it’s justified.

For many years, I’ve had little confidence in the earnings numbers reported by most corporations. I’m not talking about Enron and WorldCom — examples of
www.dell.com/investor

outright crookedness. Rather, I am referring to the legal, but improper, accounting methods used by chief executives to inflate reported earnings.

Options are a huge cost for many corporations and a huge benefit to executives. No wonder, then, that they have fought ferociously to avoid making a charge against their earnings.

Without blushing, almost all CEOs have told their shareholders that options are cost-free...

When a company gives something of value to its employees in return for their services, it is clearly a compensation expense. And if expenses don’t belong in the earnings statement, where in the world do they belong?

Bear Stearns recently reported that more than 483 companies are expensing stock options or have indicated their intention to do so. 113 of these companies are S&P 500 companies, representing 41% of the index based on market capitalization. (Bear Stearns Equity Research, February 12, 2004, “Companies that currently expense or intend to expense using the fair value method.”)
This Fund and other Building Trades’ union pension funds have sponsored numerous expensing proposals over the past two proxy seasons. Majority votes in support of the proposals were recorded at over fifty companies, including Georgia-Pacific, Thermo Electron, Apple Computer, Intel, IBM, Novell, PeopleSoft and Kohl’s. We urge your support for this reform.

Dell’s Statement in Opposition

Dell’s management fully supports all efforts to provide investors with the highest degree of integrity, quality and transparency in financial reporting and disclosures. As permitted by current accounting standards, Dell reports the pro forma effect of stock options in its financial statement footnotes. This disclosure describes the pro forma effect that expensing stock options would have had on reported net income and earnings per share.
Dell is not opposed to recognizing stock options as a compensation expense, but for the following reasons, believes that it would not be in the best interests of Dell stockholders to change its accounting treatment of stock options at this time:

•	The Financial Accounting Standards Board (“FASB”), which sets the accounting and financial reporting standards for U.S. public companies, has now issued a standard requiring the expensing of stock options in the near future.

On December 16, 2004, the FASB issued an accounting standard that requires companies to expense stock options. Consequently, under current accounting standards and Securities and Exchange Commission rules, Dell will be required to begin reporting stock-based compensation expense in the first quarter of its next fiscal year, less than nine months from now. Consequently, the LIU Pension Fund’s proposal will have no effect other than to require Dell to adopt the new FASB standard only months before it would otherwise be required to. For the reasons discussed below, Dell believes that
www.dell.com/investor

early adoption would prevent Dell from benefiting from the clarification and guidance expected from the FASB before the required implementation date.

•	Expensing stock options before the final FASB standard becomes effective would result in confusing disclosures to investors and would do little to enhance the transparency, understandability and comparability of financial reporting.

Management feels that expensing stock options at this time would be premature. Dell believes that it is in the best interests of stockholders to wait until the effective date of the new FASB standard when all public companies will be required to report their stock-based compensation expense in accordance with the final FASB standard. The new FASB standard permits companies to choose among various methods of calculating the cost of stock options and making the transition from the disclosure only method to the expensing method. Efforts by other companies to implement the new standard and the various choices that it provides could result in further clarifications and guidance by the FASB and perhaps amendments to the new standard prior to the required implementation date. Delaying the expensing of stock options until the final FASB standard is effective will avoid the possibility that Dell would be required to alter its expensing methodology, which could cause confusion among investors, or that Dell would become committed to a methodology that is not the most appropriate.

Until the FASB standard is effective, Dell will continue to report the pro forma effect of expensing stock options in its financial statement footnotes as permitted under current accounting standards. Management believes that this method gives investors the full range of information they need to consider the financial impact of the issuance of stock options; allows investors to consider, at their discretion, whether to include this information in their analyses of a company’s financial results; and provides an effective tool for enhancing comparability among companies’ reported results.
For these reasons, the Board of Directors strongly urges Dell stockholders to vote against the LIU Pension Fund’s proposal for early adoption of expensing stock options.

Executive Compensation

Compensation Committee Report

Dell’s mission is to be a premier information-technology supplier and partner by directly providing customers worldwide with superior value, high-quality and relevant technology, customized systems, exceptional service and support and products and services that are easy to buy and use. To accomplish this objective, Dell has developed a comprehensive business strategy that emphasizes maximizing long-term stockholder value through its direct customer relationships, excellent financial
www.dell.com/investor

performance, product quality, superior customer experience and employee satisfaction.
Compensation Philosophy
The Compensation Committee of the Board of Directors is committed to implementing a compensation program for executive officers that furthers Dell’s mission. The Compensation Committee therefore adheres to the following compensation policies, which are designed to support the achievement of Dell’s business strategies:

•	Executive officers’ total compensation programs should strengthen the relationship between pay and performance by emphasizing variable, at-risk compensation that is dependent upon the successful achievement of specified corporate, region, business segment and individual performance goals.

•	A significant amount of pay for executive officers should be comprised of long- term, at-risk pay to align management interests with those of stockholders.

•	The at-risk components of pay should be heavily weighted toward equity-based pay opportunities. Encouraging long-term ownership of Dell stock focuses management on profitable growth and total stockholder return.

•	Total compensation opportunities should enhance Dell’s ability to attract, retain and develop exceptionally knowledgeable and experienced executives upon whom, in large part, the successful operation and management of Dell depend.

•	Base compensation should be targeted at the median of compensation paid to executives of similar high-tech and other large global general industrial companies.

•	If Dell’s performance exceeds that of its peers, total compensation should be paid above market median, commensurate with the level of success achieved.
The Compensation Committee compares total compensation levels for Dell’s executive officers to the compensation paid to executives of a peer group comprised of similar high-tech and other large global general industrial companies. Each year, management develops the peer group based on similar sales volumes, market capitalization, employment levels and lines of business. The Compensation Committee reviews and approves that peer group. For fiscal 2005, the peer group consisted of approximately 20 companies. This group is not the same group used for the industry comparison in the “Five-Year Performance Graph” since it includes additional companies that Dell competes with for employees in addition to industry-product competitors.
Internal Revenue Code Section 162(m) generally limits the U.S. corporate income tax deduction for compensation paid to certain executive officers to $1 million, unless the compensation is “performance-based compensation” or qualifies under certain other exceptions. In designing Dell’s compensation programs, the Compensation Committee carefully considers the effect of this provision together with other factors relevant to Dell’s business needs. Dell has historically taken, and intends to
www.dell.com/investor

continue taking, reasonably practicable steps to minimize the impact of Section 162(m).
Components of Compensation
The key elements of Dell’s executive compensation program are base salary, short-term (annual) incentive and long-term incentive compensation. These elements are addressed separately below.
The Compensation Committee does not exclusively use mathematical formulas in determining any element of compensation. In setting each component of compensation, the Compensation Committee considers all elements of an executive officer’s total compensation package, including insurance and other benefits.
Base Salaries. Base salaries are targeted at median levels for the peer group of companies and are adjusted to recognize varying levels of responsibility, individual performance, business segment performance and internal equity issues, as well as external pay practices. The Compensation Committee reviews each executive officer’s base salary annually.
Short-Term Incentives. Short-term incentives for fiscal 2005 were paid pursuant to Dell’s Executive Annual Incentive Bonus Plan. This plan was designed to comply with the performance-based compensation exemption under Internal Revenue Code Section 162(m) and was approved by stockholders at the 2003 annual meeting.
Under this plan, the Compensation Committee establishes a specific annual performance target for each executive officer. The performance target is represented as a specific percentage of consolidated net income and may not exceed 0.5%. The Compensation Committee has the discretion to reduce (but not increase) an executive officer’s bonus amount from the amount that would otherwise be payable under the established performance target. Although the plan does not specify factors the Compensation Committee will evaluate, the committee evaluates, among other things, overall company and business segment financial performance, as well as non-financial company performance, in determining the appropriate final incentive bonus payout for each executive officer.
For fiscal 2005, the Compensation Committee established a specific percentage of consolidated net income for each executive officer. At the end of the year, it certified that the performance targets had been achieved and that incentive bonus amounts could be paid. In determining the actual incentive bonus amount to be paid to each executive officer, the Compensation Committee considered several factors, including company and business segment revenue growth, operating profit margin, operating income and non-financial performance relating to Dell’s fiscal 2005 strategic initiatives. Based on an evaluation of these factors, the Compensation Committee modified bonus payout amounts. The amounts paid to the Named Executive Officers are set forth in the Summary Compensation Table below.
Long-Term Incentives. In keeping with Dell’s philosophy of providing a total compensation package that favors at-risk components of pay, long-term incentives comprise a significant component of an executive officer’s total compensation package. These incentives are designed to motivate and reward executive officers
www.dell.com/investor

for maximizing stockholder value and encourage the long-term employment of key employees.
When awarding long-term incentives, the Compensation Committee considers an executive officer’s level of responsibility, prior experience and individual performance criteria, as well as the compensation practices of the peer group of companies used to evaluate total compensation. The objective is to provide executive officers with above-average long-term incentive award opportunities. The long-term incentive program is designed to be highly leveraged, ensuring that if Dell’s stockholder returns exceed industry norms, actual gains will exceed industry norms.
The size of stock option grants is based primarily on the dollar value of the award granted. As a result, the number of shares underlying stock option awards varies and is dependent on the price of Dell’s common stock on the date of grant. The size of the award can also be adjusted based on individual factors.
In March and September 2004, Dell granted stock options with an exercise price set at the fair market value on the date of grant as part of the semi-annual stock option grant cycle. These options generally vest ratably over five years (20% per year) beginning on the first anniversary of the date of grant. The size of each award was determined based on the criteria for awarding long-term incentives stated above.
Because the exercise price of these options is equal to the fair market value of Dell’s common stock on the date of grant, the options have value only if the stock price appreciates from the value on the date the options were granted. This design is intended to focus executive officers on the long-term enhancement of stockholder value.
In fiscal 2005, awards were earned under the 2004 Long-Term Cash Incentive Bonus Program for all executive officers other than Mr. Dell and Mr. Rollins. This program, which was approved in March 2003, is designed to recognize achievement of Dell’s long-term growth and profitability goals, which are considered to be important contributors to long-term stockholder value. The amount earned during fiscal 2005 for each participating executive officer was equal to 200% of the executive’s annual cash bonus for fiscal 2005. Assuming continued employment and eligibility, awards earned will be paid in 2007 if specified cumulative performance thresholds are met over the four-year performance period.
In light of Dell’s achievement of revenue and profitability goals related to the 2004 Long-Term Cash Incentive Bonus Program earlier than projected, a new 2006 Long-Term Cash Incentive Bonus Program was implemented in March 2005 to focus executive officers’ performance on new growth and profitability goals. Earned awards under this new program will be paid in 2008, assuming continued employment and attainment of the performance goals.
Compensation of the Chief Executive Officer
Mr. Rollins’ base salary was increased from $850,000 to $900,000 in July 2004 at the time of his promotion to Chief Executive Officer. Mr. Rollins’ salary is below the median base salary earnings for chief executive officers of the peer group of companies. The Compensation Committee focuses on the performance-based
www.dell.com/investor

elements of Mr. Rollins’ compensation package and places less emphasis on fixed base pay.
As a result of Company performance in fiscal 2005, Mr. Rollins received an incentive bonus under the Executive Annual Incentive Bonus Plan equal to 160% of his target bonus.
Mr. Rollins received a stock option grant of 400,000 shares in March 2004, which vests ratably over five years (20% per year) beginning on the first anniversary of the date of each grant. In July 2004, Mr. Rollins received a grant of 800,000 options, 400,000 shares of which constituted a promotion grant. This grant vests ratably over seven years (14.3% per year) beginning on the first anniversary of the date of grant. The Compensation Committee granted these options to provide a competitive level of long-term incentive value, consistent with Dell’s compensation philosophy.
Conclusion
The Compensation Committee believes that these executive compensation policies and programs effectively serve the interests of stockholders and Dell. The various pay vehicles offered are carefully designed to motivate executive officers to contribute to Dell’s overall future success, thereby enhancing the value of Dell for the stockholders’ benefit.

THE COMPENSATION COMMITTEE

Michael A. Miles, Chair
Judy C. Lewent
Klaus S. Luft

Compensation Committee Interlocks and Insider Participation

Mr. Miles, Ms. Lewent and Mr. Luft are not officers or employees, or former officers or employees, of Dell or any of its subsidiaries. No interlocking relationship exists between the members of Dell’s Board of Directors or the Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.
www.dell.com/investor

Summary Compensation Table

The following table summarizes the total compensation, for each of the last three fiscal years, for Mr. Rollins and the four other most highly compensated executive officers who were serving as executive officers at the end of fiscal 2005. These persons are referred to as the “Named Executive Officers.”

					Long-Term Compensation
					Awards

		Annual Compensation			Restricted	Shares
Name and	Fiscal				Stock	Underlying	All Other
Principal Position	Year	Salary	Bonus	Other[a]	Awards	Options	Compensation[b]

Kevin B. Rollins	2005	$869,231	$2,086,154	—	—	1,200,000	$14,013
President and Chief	2004	797,115	1,721,768	—	—	800,000	8,123
Executive Officer[c]	2003	770,962	2,012,210	—	—	500,000	8,073

Michael S. Dell	2005	950,000	2,280,000	—	—	400,000	7,825
Chairman of the	2004	950,000	2,052,000	—	—	800,000	6,973
Board[c]	2003	950,000	2,479,500	—	—	500,000	6,973

James M. Schneider	2005	535,385	822,351	—	—	300,000	7,530
Senior Vice President	2004	500,000	720,000	—	—	650,000	7,419
and Chief Financial	2003	417,692	643,507	—	—	400,000	7,064
Officer

Paul D. Bell	2005	522,115	868,799	$1,228,157	—	300,000	7,178
Senior Vice President	2004	497,115	687,019	763,623	—	300,000	6,596
and President Europe,	2003	472,115	699,422	748,623	—	400,000	6,564
Middle East and Africa

Rosendo G. Parra	2005	522,115	802,969	—	—	300,000	7,492
Senior Vice President,	2004	497,115	687,019	—	—	300,000	27,892
Americas	2003	472,115	699,422	—	—	400,000	14,640

a –	Includes the cost of providing various perquisites and personal benefits if the amount exceeds $50,000 in any year. The amounts for Mr. Bell consist of payments made in connection with his expatriate assignment (to cover housing, automobile and other expenses, as well as tax equalization).

b –	Includes the value of Dell’s contributions to the company-sponsored 401(k) plan and deferred compensation plan and the amount paid by Dell for term life insurance coverage under health and welfare plans. Certain executive officers receive reimbursement for the cost of operating personal aircraft while on business travel. Dell also provides personal security protection for certain executive officers when deemed advisable by Dell. Such amounts are considered to be corporate business expenses and are not included in this table as compensation to the executive officers.

c –	Michael S. Dell served as Chief Executive Officer until July 16, 2004, when Kevin B. Rollins was named Chief Executive Officer. Mr Dell continues to serve as Chairman of the Board and is an executive officer.
www.dell.com/investor

Stock Options

The following table sets forth certain information about the stock option awards that were made to the Named Executive Officers during fiscal 2005.

OPTION GRANTS IN LAST FISCAL YEARa

	Number of	Percentage of		Fair
	Shares	Total Options		Market
	Underlying	Granted to	Exercise	Value on
	Options	Employees In	Price Per	Grant	Grant	Expiration	Grant Date
Name	Granted	Fiscal Year	Share	Date	Date	Date	Present Value[b]

Mr. Rollins	400,000	0.77%	$32.985	$32.985	3-4-04	3-4-14	$4,196,000
	800,000	1.54%	35.595	35.595	7-16-04	7-16-14	10,216,000
Mr. Dell	400,000	0.77%	32.985	32.985	3-4-04	3-4-14	4,196,000
Mr. Schneider	150,000	0.29%	32.985	32.985	3-4-04	3-4-14	1,573,500
	150,000	0.29%	35.350	35.350	9-2-04	9-2-14	1,620,000
Mr. Bell	150,000	0.29%	32.985	32.985	3-4-04	3-4-14	1,573,500
	150,000	0.29%	35.350	35.350	9-2-04	9-2-14	1,620,000
Mr. Parra	150,000	0.29%	32.985	32.985	3-4-04	3-4-14	1,573,500
	150,000	0.29%	35.350	35.350	9-2-04	9-2-14	1,620,000

a –	With the exception of the 800,000 share grant to Mr. Rollins on July 16, 2004, all options described in this table vest and become exercisable ratably over five years (20% per year) beginning on the first anniversary of the date of grant. The July 16 grant to Mr. Rollins vests and becomes exercisable ratably over seven years (14.3% per year) beginning on the first anniversary of the date of grant. All of these options are transferable to family members under specified circumstances.

b –	Calculated using the Black-Scholes model with the following material assumptions: (1) a weighted average interest rate equal to the rate on U.S. Treasury securities with a maturity date similar to the assumed option term (3.55% for the July 16 grant to Mr. Rollins, and 2.89% in all other cases); (2) a volatility rate of 36%, which was estimated using expected volatility as well as other economic data; (3) a dividend rate of 0%; and (4) an expected option term of 3.8 years (5 years in the case of the July 16 grant to Mr. Rollins), which was determined on the basis of an evaluation of the historical stock option behavior of Dell employees as well as other relevant factors. The actual value realized will depend on the difference between the market value of the common stock on the date the option is exercised and the exercise price.
www.dell.com/investor

The following table sets forth certain information about option exercises during fiscal 2005 by the Named Executive Officers and the value of their unexercised options at the end of the year.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

			Number of Shares		Value of Unexercised
			Underlying Unexercised		In-the-Money Options
	Shares		Options at Fiscal Year-End		at Fiscal Year-End[b]
	Acquired	Value
Name	On Exercise	Realized[a]	Exercisable	Unexercisable	Exercisable	Unexercisable

Mr. Rollins	993,000	$36,345,441	8,597,458	4,681,908	$174,044,712	$56,372,401
Mr. Dell	0	0	15,373,375	3,020,000	306,005,962	33,375,800
Mr. Schneider	390,000	5,327,671	927,757	1,441,532	11,001,593	16,481,579
Mr. Bell	0	0	2,134,980	1,546,372	25,640,966	18,750,634
Mr. Parra	465,354	5,149,298	697,825	1,490,000	2,727,986	18,186,750

a –	If the shares were sold immediately upon exercise, the value realized was calculated using the difference between the actual sales price and the exercise price. Otherwise, the value realized was calculated using the difference between the closing price of the common stock on the date of exercise and the exercise price.

b –	Amounts were calculated using the closing price of the common stock on the last trading day of fiscal year 2005 ($41.06).

2006 Long-Term Cash Incentive Bonus Program

In March 2005, the Compensation Committee approved a new fiscal 2006 Long-Term Cash Incentive Bonus Program (the “2006 Program”) for certain executive officers other than Mr. Dell and Mr. Rollins. The purpose of the program is to encourage commitment to, and provide incentive for the attainment of, Dell’s long-term growth and profitability goals. The Compensation Committee considers these goals to be important contributors to long-term stockholder value.
The Compensation Committee approved a similar program in fiscal 2004 (the “2004 Program”), as set forth in the company’s 2003 proxy statement. Under the 2004 Program, performance metrics are measured over a four-year performance period. Since the company is meeting the goals set for the 2004 program more quickly than anticipated, the Compensation Committee approved the 2006 program with new growth and profitability goals in order to further align executive incentives with company performance.
Under the 2006 Program, certain revenue growth and profitability metrics are measured over a three-year performance period (beginning with fiscal 2006 and continuing through fiscal 2008). If actual company performance, on an annual basis, meets specified revenue targets and profitability threshold levels, participating executives will be entitled to receive one-time cash bonuses at the end of the performance period. The bonus amounts will be a multiple of the executive’s annual cash bonus for each year that the annual performance goals are met. The maximum aggregate bonus modifier over the period is 500%. Payment of each executive’s
www.dell.com/investor

long-term cash incentive bonus is also conditioned on continued employment and eligibility.
Because the amount of an executive’s long-term cash incentive bonus is dependent on (a) the amount of his or her annual cash bonus for each year during the performance period (which cannot be determined at this time) and (b) the satisfaction of specified annual performance targets and thresholds, it is not possible to estimate the amount of the long-term cash incentive bonuses that will be paid at the end of the performance period. The following table describes, for each of the Named Executive Officers who are eligible for awards under this program, the maximum amount of the long-term cash incentive bonus that would be payable following fiscal 2008 assuming (1) satisfaction of all performance targets and thresholds, as well as all other vesting conditions, and (2) the annual cash bonus paid for each of the years in the performance period is the same as that paid for fiscal 2005:

2006 LONG-TERM CASH INCENTIVE BONUS PROGRAM

	Performance Period	Representative
Name[a]	(Fiscal Years)	Future Payout[b]

Mr. Schneider	2006 – 2008	$4,111,755
Mr. Bell	2006 – 2008	$4,343,995
Mr. Parra	2006 – 2008	$4,014,845

a –	Awards under the 2006 Program will be payable in March 2008 to certain selected executives officers. Neither Mr. Dell nor Mr. Rollins are participating in the program.

b –	Presented solely for purposes of demonstrating the calculation of long-term cash incentive bonuses. Actual amount to be paid, if any, cannot be reasonably estimated at this time. In no event may any award under the program exceed 0.1% of cumulative consolidated operating income over the performance period.
Awards under this program were made pursuant to the 2002 Long-Term Incentive Plan, which was approved by the stockholders at the 2002 annual meeting. Compensation paid pursuant to this program should qualify as “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code.

Equity Compensation Plans

Equity Compensation Plans Approved by Stockholders
Stock Option Plans — Dell stockholders have approved the 1989 Stock Option Plan, the 1994 Incentive Plan and the 2002 Long-Term Incentive Plan. Although options are still outstanding under the 1989 and 1994 plans, no shares are available for future awards. Dell currently uses the 2002 Long-Term Incentive Plan for stock-based incentive awards. These awards can be in the form of stock options, stock appreciation rights and restricted stock. Stock options are generally issued at the fair market value on the date of grant and typically vest ratably over five years.
www.dell.com/investor

Employee Stock Purchase Plan — Dell maintains an employee stock purchase plan that is available to substantially all employees. This plan has been approved by stockholders. Under the plan, participating employees may contribute up to 15% of their base compensation (subject to certain IRS limits) to purchase common stock at the end of each participation period. Through June 30, 2005, the participation periods were six-month periods running from January to June and July to December each year and the purchase price was equal to 85% of the lower of the fair market value of the stock at the beginning or the end of the period. Beginning July 1, 2005, the participation periods are three-month periods running from January to March, April to June, July to September and October to December each year and the purchase price is equal to 85% of the fair market value of the stock on the last day of the purchase period.
Equity Compensation Plans Not Approved by Stockholders
Broad Based Stock Option Plan — In October 1998, the Board of Directors approved the Broad Based Stock Option Plan, which permitted awards of fair market value stock options to non-executive employees. This plan was terminated by the Board in November 2002, and options are no longer being awarded under this plan.

EQUITY COMPENSATION PLANS

			Number of Securities
			Remaining Available for
	Number of Securities		Future Issuance Under
	to be Issued Upon	Weighted-Average	Equity Compensation
	Exercise of	Exercise Price of	Plans (excluding securities
Plan Category	Outstanding Options	Outstanding Options	reflected in first column)

Plans approved by stockholders	362,760,793	$29.55	311,585,750 [a]
Plans not approved by stockholders	6,220,591 [b]	$38.76	0 [c]

a –	This number includes 20,679,536 shares that were available for issuance under the Employee Stock Purchase Plan and 290,906,214 shares that were available for issuance under the 2002 Long Term Incentive Plan. Of the shares available under the 2002 plan, 192,992,187 shares were available to be issued in the form of restricted stock awards.

b –	This is the number of shares that were issuable pursuant to options granted under the Broad Based Stock Option Plan that were outstanding as of the end of fiscal 2005.

c –	The Broad Based Stock Option Plan was terminated in November 2002, and consequently, no shares are available for future awards.

Other Benefit Plans

401(k) Retirement Plan — Dell maintains a 401(k) retirement savings plan that is available to substantially all U.S. employees. Until December 31, 2004, Dell matched 100% of each participant’s voluntary contributions up to 3% of the participant’s compensation, and participants vested ratably in the matching contributions over the
www.dell.com/investor

first five years of employment (20% per year). As of January 1, 2005, Dell matches 100% of each participant’s voluntary contributions up to 4% of the participant’s compensation and a participant vests immediately in the matching contributions. Participants may invest their contributions and the matching contributions in a variety of investment choices, including a Dell stock fund, but are not required to invest any specific portion of their contributions in Dell stock.
Deferred Compensation Plan — Dell also maintains a nonqualified deferred compensation plan that is available to executives. Under the terms of this plan, Dell matches 100% of each participant’s voluntary deferrals up to 3% of the participant’s compensation. A participant vests ratably in the matching contributions over the first five years of employment (20% per year). A participant’s funds are distributed upon the participant’s death or retirement or, under certain circumstances, at the request of the participant during the participant’s employment.

Employment Agreements and Change-in-Control Arrangements

Substantially all of Dell’s employees enter into a standard employment agreement upon commencement of their employment. The standard employment agreement primarily addresses intellectual property and confidential and proprietary information matters and does not contain provisions regarding compensation or continued employment.
The Compensation Committee has the authority under Dell’s stock plans to issue awards with provisions that accelerate vesting and exercisability in the event of a change-in-control and to amend existing awards to provide for such acceleration. To date, the Compensation Committee has not elected to include change-in-control acceleration provisions in any awards.
www.dell.com/investor

Five-Year Performance Graph

The following graph compares the cumulative total return on Dell’s common stock during the last five fiscal years with the S&P 500 Index and the Dow Jones Computer Index during the same period. The graph shows the value, at the end of each of the last five fiscal years, of $100 invested in Dell common stock or the indices on January 28, 2000, and assumes the reinvestment of all dividends. The graph depicts the change in the value of common stock relative to the indices as of the end of each fiscal year and not for any interim period. Historical stock price performance is not necessarily indicative of future stock price performance.

	End of Fiscal Year

	2000	2001	2002	2003	2004	2005

Dell	$100	$68	$72	$64	$90	$110
S&P 500 Index	$100	$99	$83	$63	$83	$86
Dow Jones Computer Index	$100	$92	$57	$40	$55	$58
www.dell.com/investor

Stock Ownership

The following table sets forth certain information, as of April 29, 2005, about the ownership of Dell common stock by the directors and executive officers and each person known to Dell to be the beneficial owner of more than 5% of the total number of shares outstanding. Unless otherwise indicated, each person named below holds sole investment and voting power over the shares shown.

					Total as a
			Options		Percentage of
	Number of		Exercisable	Total	Shares
	Shares		Within	Beneficial	Outstanding
Beneficial Owner	Owned		60 Days	Ownership	(if 1% or more)[a]

Michael S. Dell	207,983,382	[b]	16,013,375	223,996,757	9.11%
One Dell Way
Round Rock, Texas 78682
FMR Corp.	130,914,928		0	130,914,928	5.27%
82 Devonshire Street
Boston, Massachusetts 02109
Donald J. Carty	3,559		1,040,029	1,043,588	—
William H. Gray, III	3,716		0	3,716	—
Judy C. Lewent	3,559		62,562	66,121	—
Thomas W. Luce, III	43,337	[c]	36,313	79,650	—
Klaus S. Luft.	3,559		89,847	93,406	—
Alex J. Mandl	5,259	[d]	89,696	94,955	—
Michael A. Miles	535,873		1,078,258	1,614,131	—
Samuel A. Nunn, Jr.	3,873		97,928	101,801	—
Kevin B. Rollins	17,547		10,077,458	10,095,005	—
James M. Schneider	26,847		1,177,757	1,204,604	—
Paul D. Bell	6,049		2,554,980	2,561,029	—
Rosendo G. Parra	228,220	[e]	949,493	1,177,713	—
Directors and executive officers as a group (24 persons)	209,711,367		38,359,045	248,070,412	10.0%

a – Other than the percentage reported for FMR Corp., the percentage is based on the number of shares outstanding (2,441,863,947) at the close of business on April 29, 2005. The percentage reported for FMR Corp. is based on the Form 13G filed with the Securities and Exchange Commission by FMR Corp. on February 14, 2005.

b – Does not include 26,449,112 shares held in a separate property trust for Mr. Dell’s spouse.

c – Includes 39,778 shares held in a retirement plan for Mr. Luce.

d – Includes 400 held by shares Mr. Mandl’s spouse and 1,300 shares held in an IRA for Mr. Mandl’s spouse.

e – Includes 15,000 shares held by Mr. Parra’s spouse.
www.dell.com/investor

Stock Ownership Requirements

The Board of Directors has established stock ownership guidelines for themselves and Dell’s executive officers to increase their equity stake in Dell and more closely link their interests with those of Dell’s stockholders. Under those guidelines, each director and executive officer must maintain the following minimum investment position in Dell common stock:

•	Non-employee directors — 300% of annual retainer

•	Chairman and Chief Executive Officer — 500% of base salary

•	Other executive officers — 400% of base salary
These persons will have until March 2006 or three years after assuming their position (whichever is later) to attain the specified minimum investment position. Unexercised stock options may not be used to satisfy these minimum ownership requirements, but unvested restricted stock can.

Report of the Audit Committee

The Audit Committee assists the Board of Directors in its oversight of Dell’s financial reporting process. The Audit Committee’s responsibilities are more fully described in its charter, which is accessible on Dell’s website at www.dell.com/corporategovernance.
Management has the primary responsibility for the preparation and integrity of Dell’s financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Dell’s independent auditor, PricewaterhouseCoopers LLP, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.
In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed the audited financial statements for fiscal 2005 with Dell’s management, and has discussed with PricewaterhouseCoopers LLP the matters that are required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. In addition, PricewaterhouseCoopers LLP has provided the Audit Committee with the written disclosures and the letter required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and the Audit Committee has discussed with PricewaterhouseCoopers LLP its independence.
Based on these reviews and discussions, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in Dell’s
www.dell.com/investor

Annual Report on Form 10-K for the year ended January 28, 2005, for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

Donald J. Carty, Chair
William H. Gray, III
Thomas W. Luce, III
Samuel A. Nunn, Jr.

Additional Information

Record Date; Shares Outstanding
Stockholders of record at the close of business on May 20, 2005, are entitled to vote their shares at the annual meeting. As of that date, there were 2,422,796,290 shares of common stock outstanding and entitled to be voted at the meeting. The holders of shares on the record date are entitled to one vote per share.
Quorum
More than 50% of the stockholders entitled to vote must be represented at the meeting before any business may be conducted. If a quorum is not present, the stockholders who are represented may adjourn the meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice need be given. An adjournment will have no effect on the business that may be conducted at the meeting.
Proxies; Right to Revoke
By submitting your proxy, you will authorize Lawrence P. Tu and Thomas H. Welch, Jr., to represent you and vote your shares at the meeting in accordance with your instructions. They may also vote your shares to adjourn the meeting and will be authorized to vote your shares at any adjournments or postponements of the meeting.
If you attend the meeting, you may vote your shares in person, regardless of whether you have submitted a proxy. In addition, you may revoke your proxy by sending a written notice of revocation to Dell’s Corporate Secretary, by submitting a later-dated proxy or by voting in person at the meeting.
Default Voting
If you submit a proxy but do not indicate any voting instructions, your shares will be voted FOR Proposal 1 (Election of Directors), FOR Proposal 2 (Ratification of Independent Auditor), AGAINST Stockholder Proposal 1 (Majority Voting for Directors) and AGAINST Stockholder Proposal 2 (Expensing Stock Options). If any other business properly comes before the stockholders for a vote at the meeting, your shares will be voted according to the discretion of the holders of the proxy.
www.dell.com/investor

Voting by Street Name Holders
If your shares are held in a brokerage account or by another nominee, you are considered the “beneficial owner” of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or nominee (the “record holder”) along with a voting instruction card. As the beneficial owner, you have the right to direct your record holder how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions. If you do not give instructions to your record holder, the record holder will be entitled to vote your shares in its discretion on Proposal 1 (Election of Directors) and Proposal 2 (Ratification of Independent Auditor), but will not be able to vote your shares on either of the Stockholder Proposals and your shares will be considered a “broker non-vote” on those proposals.
As the beneficial owner of shares, you are invited to attend the annual meeting. Please note, however, that if you are a beneficial owner, you may not vote your shares in person at the meeting unless you obtain a “legal proxy” from the record holder that holds your shares.
Tabulation of Votes
American Stock Transfer & Trust Company, the transfer agent, will tabulate and certify the votes.
If your shares are treated as a broker non-vote or abstention, your shares will be included in the number of shares represented for purposes of determining whether a quorum is present. Abstentions will also be counted as shares present and entitled to be voted. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matters which the broker has not expressly voted. Thus, broker non-votes will not affect the outcome of the voting on any of the proposals.
If you own shares of Dell through the Dell 401(k) plan for employees, you can direct the trustee to vote the shares held in your account in accordance with your instructions by returning the enclosed proxy card or by registering your instructions via the telephone or Internet as directed on the proxy card. If you wish to instruct the trustee on the voting of shares held in your account, you should submit those instructions no later than July 12, 2005. The trustee will vote shares for which no voting instructions were received on or before that date as directed by the plan fiduciary.
Proxy Solicitation
Dell will bear all costs of this proxy solicitation. Proxies may be solicited by mail, in person, by telephone or by facsimile by officers, directors and regular employees. In addition, Dell will utilize the services of D.F. King & Co., Inc., an independent proxy solicitation firm, and will pay $15,000 plus reasonable expenses as compensation for those services. Dell may also reimburse brokerage firms, custodians, nominees and fiduciaries for their expenses to forward proxy materials to beneficial owners.
www.dell.com/investor

Director Nomination Process
Director Qualifications — The Board of Directors believes that individuals who are nominated by the Board to be a director should have demonstrated notable or significant achievements in business, education or public service; should possess the requisite intelligence, education and experience to make a significant contribution to the Board and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the stockholders. The following attributes or qualifications will be considered by the Governance and Nominating Committee in evaluating a person’s candidacy for membership on the Board:

•	Management and leadership experience — Relevant experience should include, at a minimum, a past or current leadership role in a major public company or recognized privately held entity; a past or current leadership role at a prominent educational institution or senior faculty position in an area of study important or relevant to Dell; a past elected or appointed senior government position; or a past or current senior managerial or advisory position with a highly visible nonprofit organization. Consideration will also be given to relevant experience in Dell’s high priority growth areas; demonstrated experience in major challenges Dell faces or a unique understanding of Dell’s business environment; and experience with, exposure to or reputation among a broad subset of Dell’s customer base.

•	Skilled and diverse background — All candidates must possess the aptitude or experience to understand fully the legal responsibilities of a director and the governance processes of a public company, as well as the personal qualities to be able to make a substantial active contribution to Board deliberations, including intelligence and wisdom, self-assuredness, interpersonal and communication skills, courage and inquisitiveness. Consideration will also be given to financial management, reporting and control expertise or other experience that would qualify the candidate as a “financial expert” under established standards, and international experience. Consideration will be given to assuring that the Board, as a whole, adequately reflects the diversity of Dell’s constituencies and the communities in which Dell conducts its business.

•	Integrity and professionalism — The following are essential characteristics for each Board candidate: highest standards of moral and ethical character and personal integrity; independence, objectivity and an intense dedication to serve as a representative of the stockholders; a personal commitment to Dell’s principles and values; and impeccable corporate governance credentials.
Further, each candidate must be willing to commit, as well as have, sufficient time available to discharge the duties of Board membership and should have sufficient years available for service to make a significant contribution to Dell over time.
Selection and Nomination Process — Whenever a vacancy occurs on the Board of Directors, the Governance and Nominating Committee is responsible for identifying
www.dell.com/investor

one or more candidates to fill that vacancy, investigating each candidate, evaluating his or her suitability for service on the Board and recommending a candidate to the full Board. In addition, the committee is responsible for recommending nominees for election or reelection to the Board at each annual meeting of stockholders.
The Governance and Nominating Committee is authorized to use any methods it deems appropriate for identifying candidates for Board membership, including recommendations from current Board members and recommendations from stockholders. The committee may engage outside search firms to identify suitable candidates.
The Governance and Nominating Committee is also authorized to engage in whatever investigation and evaluation processes it deems appropriate, including a thorough review of the candidate’s background, characteristics, qualities and qualifications and personal interviews with the committee as a whole, one or more members of the committee or one or more other Board members.
In formulating its recommendation, the Governance and Nominating Committee will consider not only the findings and conclusions of its investigation and evaluation process, but also the current composition of the Board; the attributes and qualifications of serving Board members; additional attributes, capabilities or qualifications that should be represented on the Board; and whether the candidate could provide those additional attributes, capabilities or qualifications. The committee will not recommend any candidate unless that candidate has indicated a willingness to serve as a director and has agreed to comply, if elected, with the expectations and requirements of Board service.
Stockholder Recommendations — Candidates recommended by Dell stockholders will be considered in the same manner as other candidates. A stockholder who wishes to make such a recommendation should complete a Director Recommendation Form (available on Dell’s website at www.dell.com/boardofdirectors) and submit it, along with appropriate supporting documentation and information, to the Governance and Nominating Committee, c/o Board Liaison, Dell Inc., One Dell Way, Mail Stop 8033, Round Rock, Texas 78682.
Each stockholder recommendation will be processed expeditiously upon receipt of the completed Director Recommendation Form. If the Governance and Nominating Committee determines that a stockholder-recommended candidate is suitable for Board membership, it will include the candidate in the pool of candidates to be considered for nomination upon the occurrence of the next Board vacancy or in connection with the next annual meeting of stockholders. Stockholders who are recommending candidates for nomination in connection with the next annual meeting of stockholders should submit their completed Director Recommendation Forms no later than March 1 of the year of that meeting.
Stockholder Nominations — Stockholders who wish to nominate a person for election as a director (as opposed to making a recommendation to the Governance and Nominating Committee) must follow the procedures described in Article III, Section 12 of the Bylaws, either in addition to or in lieu of making a recommendation to the committee. Those procedures are described under “Stockholder Proposals for Next Year’s Meeting — Bylaw Provisions” below.
www.dell.com/investor

Re-Election of Existing Directors — In considering whether to recommend directors who are eligible to stand for re-election, the Governance and Nominating Committee may consider a variety of factors, including a director’s contributions to the Board and ability to continue to contribute productively, attendance at Board and committee meetings and compliance with the Corporate Governance Principles (including satisfying the expectations for individual directors), as well as whether the director continues to possess the attributes, capabilities and qualifications considered necessary or desirable for Board service, the results of the annual Board self-evaluation, the independence of the director and the nature and extent of the director’s non-Dell activities.
Stockholder Proposals for Next Year’s Meeting
Bylaw Provisions — In accordance with Dell’s bylaws, a stockholder who desires to present a proposal for consideration at next year’s annual meeting (which is currently scheduled for July 21, 2006) must submit the proposal no later than the close of business on May 22, 2006. The submission should include the proposal and a brief statement of the reasons for it, the name and address of the stockholder (as they appear in Dell’s stock transfer records), the number of Dell shares beneficially owned by the stockholder and a description of any material direct or indirect financial or other interest that the stockholder (or any affiliate or associate) may have in the proposal. Proposals should be addressed to Corporate Secretary, Dell Inc., One Dell Way, Mail Stop 8033, Round Rock, Texas 78682.
Inclusion in Next Year’s Proxy Statement — A stockholder who desires to present a proposal for inclusion in next year’s proxy statement must deliver the proposal to Dell’s principal executive offices no later than the close of business on February 3, 2006. Submissions should be addressed to Corporate Secretary, Dell Inc., One Dell Way, Mail Stop 8033, Round Rock, Texas 78682, and should comply with all applicable Securities and Exchange Commission rules.
Presentation at Meeting — For any proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly at next year’s annual meeting, Securities and Exchange Commission rules permit management to vote proxies in its discretion if (a) Dell receives notice of the proposal before the close of business on April 20, 2006, and advises stockholders in next year’s proxy statement about the nature of the matter and how management intends to vote on such matter, or (b) does not receive notice of the proposal prior to the close of business on April 20, 2006.
Section 16(a) Beneficial Ownership Reporting Compliance
In November 2004, Mr. Jeffrey W. Clarke, an executive officer, failed to report timely the transfer of funds equivalent to 882 shares of common stock from the Dell Stock Fund in the Dell 401(k) Plan. This failure was inadvertent and the transaction was reported on a Form 5 filed in March 2005.
Code of Conduct
Dell maintains a Code of Conduct (entitled Winning with Integrity) that is applicable to all of its employees worldwide, including the Chief Executive Officer, the Chief
www.dell.com/investor

Financial Officer and the Chief Accounting Officer. That Code of Conduct, which satisfies the requirements of a “code of ethics” under applicable Securities and Exchange Commission rules, contains written standards that are designed to deter wrongdoing and to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest; full, fair, accurate, timely and understandable public disclosures and communications, including financial reporting; compliance with applicable laws, rules and regulations; prompt internal reporting of violations of the code; and accountability for adherence to the code. A copy of Dell’s Code of Conduct is posted on Dell’s website at www.dell.com/codeofconduct.
Dell will post any disclosable waivers or amendments to the Code of Conduct on its website at www.dell.com/codeofconduct.
Stockholder List
For at least ten days prior to the meeting, a list of the stockholders entitled to vote at the annual meeting will be available for examination, for purposes germane to the meeting, during ordinary business hours at Dell’s principal executive offices. The list will also be available for examination at the meeting.
Annual Report on Form 10-K
A copy of the fiscal 2005 Annual Report on Form 10-K (without exhibits) is being distributed along with this Proxy Statement. It is also available via the Internet at www.dell.com/investor. In addition, the report (with exhibits) is available at the website maintained by the Securities and Exchange Commission (www.sec.gov).
www.dell.com/investor

Electronic Delivery of Future Stockholder Communications

Our Proxy Statement, Annual Report on Form 10-K and “Dell Fiscal 2005 in Review” brochure are available electronically. As an alternative to receiving printed copies of these materials in future years, you may elect to receive or access them electronically. By signing up for electronic delivery, you can receive stockholder communications as soon as they are available without waiting for them to arrive in the mail. You can also reduce the number of bulky documents in your personal files, eliminate duplicate mailings, conserve natural resources and help us reduce our printing and mailing costs.

To sign up for electronic delivery, please vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years. If you have any questions about electronic delivery, please contact Dell’s Investor Relations Department at (512) 728-7800 or Dell_Investor_Relations@dell.com. For additional information, please visit www.dell.com/investor.

PLEASE REMEMBER TO BRING YOUR TICKET
IF YOU PLAN TO ATTEND THE MEETING IN PERSON

Proxy Form		Proxy Form
DELL INC.
PROXY
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 15, 2005
AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF
DIRECTORS OF DELL INC.

By casting your voting instructions on the reverse side, you hereby (a) acknowledge receipt of the proxy statement related to the above-referenced meeting, (b) appoint the individuals named in such proxy statement, and each of them, as proxies, with full power of substitution, to vote all shares of Dell common stock that you would be entitled to cast if personally present at such meeting and at any postponement or adjournment thereof and (c) revoke any proxies previously given.

This proxy will be voted as specified by you. If no choice is specified, the proxy will be voted according to the Board of Director Recommendations indicated on the reverse side, and according to the discretion of the proxy holders for any other matters that may properly come before the meeting or any postponement or adjournment thereof.

www.dell.com ONE DELL WAY ROUND ROCK, TX 78682
OPTIONS FOR SUBMITTING PROXY

VOTE BY INTERNET – www.proxyvote.com
Use the Internet to transmit your voting instructions up until 11:59 p.m. Eastern Time on July 14, 2005. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and create an electronic voting instruction form.

VOTE BY PHONE – 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on July 14, 2005. Have your proxy card in hand when you call and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Dell Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717. Your proxy card must be received by July 14, 2005.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DELL INC.
Proposal 1 – Election of Directors	For	Withhold	For All	To withhold authority to vote for any individual, mark “For All
The Board of Directors Recommends a Vote	All	All	Except:	Except” and write the nominee’s number on the line below.
FOR all nominees

Nominees:	□	□	□
(01) Donald J. Carty				(06) Klaus S. Luft
(02) Michael S. Dell				(07) Alex J. Mandl
(03) William H. Gray, III				(08) Michael A. Miles
(04) Judy C. Lewent				(09) Samuel A. Nunn, Jr.
(05) Thomas W. Luce, III				(10) Kevin B. Rollins

Proposal 2 -	For	Against	Abstain	Stockholder Proposal 2 -	For	Against	Abstain
Ratification of Independent Auditor	□	□	□	Expensing Stock Options	□	□	□

The Board of Directors Recommends a Vote				The Board of Directors
FOR the Ratification of Independent Auditor				Recommends a Vote AGAINST the
Stockholder Proposal Relating to
Expensing Stock Options

Stockholder Proposal 1 –	For	Against	Abstain
Majority Voting for Directors
	□	□	□	In their discretion, the Proxies are authorized to vote on
The Board of Directors Recommends a Vote				such other business as may properly come before the
AGAINST the Stockholder Proposal Relating				meeting or any adjournment(s) thereof.
to Majority Voting for Directors

Each joint owner should sign. Signatures should correspond with the names printed on this Proxy. Attorneys, executors, administrators, guardians, trustees, corporate officers or others signing in a representative capacity should give full title.

HOUSEHOLDING ELECTION – Please indicate if	Yes	No
you consent to receive future investor communications in a single package per household.	□	□

Signature (PLEASE SIGN WITHIN THE BOX)	Date	Signature (Joint Owners)	Date